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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Seedman              Michael
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    (Last)                      (First)                        (Middle)

     c/o Western Multiplex Corporation
     1196 Borregas Avenue
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                                   (Street)

     Sunnyvale,                   California                     94089
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

    Western Multiplex Corporation - WMUX
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3.  I.R.S. or Social Security Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

    September 2000
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5.  If Amendment, Date of Original (Month/Year)
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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title               2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-    7. Nature
   of                     action     action          or Disposed of (D)                Securities           ship         of In-
   Security               Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:        direct
   (Instr. 3)                        (Instr. 8)                                        Owned at             Direct       Bene-
                         (Month/                                                       End of Month         (D) or       ficial
                          Day/    -----------------------------------------------                           Indirect     Owner-
                          Year)                                                        (Instr. 3 and 4)     (I)          ship
                                   Code       V    Amount       (A) or    Price                             (Instr. 4)   (Instr. 4)
                                                                (D)
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
   Class A Common Stock   9/25/00   X               881,600       A        $.50        1,451,600                I        By the
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                                                                                                                         Michael and
                                                                                                                         Roberta
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                                                                                                                         Seedman
                                                                                                                         Revocable
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                                                                                                                         Trust
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                                                                                                                              (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 4 (continued)
          Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                 (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative     2. Conver-     3. Trans-     4. Transac-      5. Number of Deriv-
   Security (Instr. 3)        sion or        action        tion Code        ative Securities
                              Exercise       Date          (Instr. 8)       Acquired (A) or
                              Price of                                      Disposed of (D)
                              Deriv-         (Month/                        (Instr. 3, 4, and
                              ative          Day/                           5)
                              Security       Year)

                                                        --------------------------------------
                                                           Code   V         (A)       (D)

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
Warrants                      $.50           9/25/00        X                       881,600
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
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6. Date Exer-       7. Title and Amount of   8. Price   9. Number    10. Owner-     11. Na-
   cisable and         Underlying Securities    of         of deriv-     ship           ture
   Expiration          (Instr. 3 and 4)         Deriv-     ative         Form           of In-
   Date                                         ative      Secur-        of De-         direct
   (Month/Day/                                  Secur-     ities         rivative       Bene-
   Year)                                        ity        Bene-         Security:      ficial
                                                (Instr.    ficially      Direct         Owner-
--------------------------------------------    5)         Owned         (D) or         ship
   Date     Expira-              Amount or                 at End        Indirect       (Instr.
   Exer-    tion         Title   Number of                 of            (I)            4)
   cisable  Date                 Shares                    Month         Instr. 4)
                                                           (Instr. 4)
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
                       Class A
                       Common                                                           By the
8/4/00      11/1/09    Stock     881,600                   0             I              Michael and
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                                                                                        Roberta
                                                                                        Seedman
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                                                                                        Revocable
                                                                                        Trust
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Explanation of Response

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

/s/ Michael Seedman              10/9/00
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**Signature of Reporting Person    Date